Exhibit 10.1
Board of Directors
TEKNIK DIGITAL ARTS, INC.
7518 Elbow Bend Road, Suite B-9
Carefree, Arizona 85377
Dear Board Members:
Effective April 30, 2006, I hereby resign as Chief Financial Officer of TEKNIK DIGITAL ARTS, INC. (the “Company”) to focus my efforts on my consulting practice. I will continue to act as a consultant to the Company on an ongoing contractual basis and look forward to working with the Company in the future in this capacity.
Dated: April 27, 2006
Signature:/s/ Keith Dimond